Exhibit 23


                       [LETTERHEAD OF ARMANDO C. IBARRA]

January 10, 2002

TO WHOM IT MAY CONCERN:

The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of my report of November 9, 2001, on the financial statements of Tasco International, Inc., as of September 30, 2001, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,

/s/ ARMANDO IBARRA, C.P.A.
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ARMANDO IBARRA, C.P.A.